Exhibit 10.1

MIPS Technologies, Inc.
Performance-Based Bonus Plan for Executives
Effective July 1, 2011
(adopted by the Board of Directors on September 9, 2011)

1.
Purpose. The purpose of the MIPS Technologies, Inc. Performance-Based Bonus Plan for Executives (the “Plan”) is to enhance employee retention, to incentivize selected employees to strengthen their focus on key corporate financial goals, and to align individual and group actions with the corporate financial performance objectives on behalf of the stockholders.

2.
Eligibility. The CEO and other executives or employees as recommended by the CEO and approved by the Compensation and Nominating Committee of the Board of Directors shall be eligible to participate in the Plan.  An eligible employee must be an employee in good standing at MIPS Technologies, Inc. or one of its subsidiaries at the completion of each Plan period and at the time of payout.  The Board of Directors shall retain in its sole discretion the authority to approve payments to the CEO.  Upon the recommendation of the CEO, the Compensation and Nominating Committee shall in its sole discretion approve payments to other participating executives or employees.

3.	Plan Period. Each Plan period shall be the MIPS Technologies, Inc. fiscal year.

4.
Financial Plan.  The financial plan is the Statement of Operations approved annually by the Board of Directors for the upcoming fiscal year which includes the overall corporate revenue and pro forma operating margin goals to be used for the corporate performance calculations below.  The calculations described below shall be based on the actual revenue and pro forma operating margin derived on the same basis as the financial plan goals approved by the Board of Directors.

5.	Calculation of Payments. Individual payouts shall be calculated as follows:

a.
A specific percentage of base salary shall be established for each selected participant as the target for “on Plan” compensation.  For the CEO, the target shall be 90%.  For the senior executive staff, the target shall be: (i) 40% for the Vice President of Corporate Development and the Vice President of Sales, (ii) 50% for the Chief Financial Officer, the General Counsel, and the Vice President of Marketing, and (iii) 60% for the Vice President of Engineering.   Other selected participants may have other targets as determined by the CEO.  A participant’s base salary multiplied by the target percentage shall be referred to as the “Target Bonus Amount.”

b.
The Target Bonus Amount shall be multiplied by a “Multiplier”, which is calculated by adding the following two components together: (i) an individual performance component (the “Individual Component”), and (ii) an overall corporate performance component (the “Corporate Component”).  The Individual Component of the Multiplier shall be based on scale of 0 to 2 (calculated in accordance with Section 5.c. below) and shall constitute one-fifth of the Multiplier.  The Corporate Component of the Multiplier shall be based on a scale of 0 to 2 (calculated in accordance with Section 5.d. below) and shall constitute four-fifths of the Multiplier.  After multiplying the Individual Component by 0.2 (i.e., one-fifth) and the Corporate Component by 0.8 (i.e., four-fifths), the resulting products shall be added together to form the Multiplier (which sum will be a number between 0 and 2).

c.
For participants other than the CEO, the Individual Component of the Multiplier shall be based on the participant’s performance against a set of goals established by the CEO.  At the end of the fiscal year, the CEO shall determine the Individual Component of the Multiplier for each participant in this Plan (other than the CEO).  In the case of the CEO, the Individual Component of the Multiplier shall be based on the CEO’s performance against a set of goals established by the Compensation and Nominating Committee.  At the end of the fiscal year, the Compensation and Nominating Committee shall determine the Individual Component of the Multiplier for the CEO.

d.	In calculating the Corporate Component of the Multiplier, the following applies:
i.	The Corporate Component of the Multiplier shall be zero if either actual corporate revenue or pro forma operating margin is less than 80% of the approved financial plan.
ii.	The Corporate Component of the Multiplier shall be one if both actual corporate revenue and pro forma operating margin are exactly at financial plan numbers.
iii.
The Corporate Component of the Multiplier shall be a maximum of two if the actual pro forma operating margin exceeds the financial plan by 30% or more, provided the actual corporate revenue is equal to or exceeds the approved financial plan revenue number.  Notwithstanding the foregoing, the Board may determine, in its discretion, in the event that the Corporate Component of the Multiplier is greater than one, that such Corporate Component will be one.

iv.
The Corporate Component of the Multiplier is determined by adding the following three sub-components together:  (a) A number between zero (0) and one half (0.5) determined by taking actual revenue for the plan period and calculating on a linear proportional basis from 80% to 100% of the financial plan number; (b) a number between zero (0) and one half (0.5) determined by taking actual pro forma operating margin for the plan period and calculating on a linear proportional basis from 80% to 100% of the financial plan number; and (c) a number between zero (0) and one (1.0) determined by taking actual pro forma operating margin for the plan period and calculating  on a linear proportional basis from 100% to 130% of the financial plan number.

v.
For purposes of this bonus Plan, the actual pro forma operating margin shall be derived on the same basis as the financial plan which generally shall be by taking GAAP operating margin less non cash costs (such as for 123R stock based compensation and certain other amortized costs) and other exceptional charges (such as for acquisitions or restructurings).

e.	At the end of the fiscal year, the bonus payable under this Plan shall be calculated using the following sequence:
i.	the Target Bonus Amount shall be calculated.
ii.	the Individual Component shall be determined by the CEO (or in the case of the CEO, by the Compensation and Nominating Committee) and then multiplied by 0.2.
iii.	the Corporate Component shall be determined based on company performance for the fiscal year and then multiplied by 0.8.
iv.	the Individual Component and the Corporate Component shall be added together to form the Multiplier.
v.	the Target Bonus Amount shall be multiplied by the Multiplier.
f.
For the avoidance of doubt, a participant in this Plan shall be eligible for a bonus (in accordance with the terms of this Plan) if one component of the Multiplier is zero as long as the other component of the Multiplier is greater than zero.

g.
The Board of Directors and the Compensation and Nominating Committee, as applicable, shall have discretion to vary the amount of the Multiplier in light of the CEO’s and other executive’s or employee’s performance to goals, notwithstanding the above calculation.

6.
Determination Date and Payments.  No bonus shall be considered earned under this Plan unless and until the Board and the Compensation and Nominating Committee (as applicable) have determined that bonuses will be paid under the Plan, and have approved the amount of bonus which shall be paid to each participant (such date, the “Determination Date”).  No pro rata bonus may be earned prior to the Determination Date.  Payments will be paid in cash after the Determination Date, typically within two months after the completion of each Plan period, unless the participant has exercised a right under a company established plan to defer such payment, in which case, when applicable, payment in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, will be made in accordance with such deferral plan and applicable law.   In order to be eligible to earn a bonus, a participant must be employed on the Determination Date unless otherwise determined by the Compensation and Nominating Committee in its sole discretion.

7.
Amendment or Termination of Plan.  The Plan shall continue in effect until modified or eliminated by the Board of Directors.  The Board of Directors may amend, modify or terminate the plan at any time without the consent of any person.

8.	Example. For purposes of these examples, assume a participant has a base salary of $200,000 and a target percentage of 50% (i.e. the Target Bonus Amount is $100,000).

•	Example 1: If the Individual Component equals 1 and the Corporate Component equals 2, the participant would be entitled to a bonus of: $180,000.
•	Example 2: If the Individual Component equals 0 and the Corporate Component equals 1.4, the participant would be entitled to a bonus of: $112,000.
•	Example 3: If the Individual Component equals 1 and the Corporate Component equals 0.4, the participant would be entitled to a bonus of: $52,000.
•	Example 4: If the Individual Component equals 0 and the Corporate Component equals 0, the participant would be entitled to a bonus of: $0.